Exhibit 10.9

Definium Therapeutics, Inc.

Non-Employee Director Compensation Policy

Effective as of May 8, 2025
Amended January 28, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Definium Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board. Except as otherwise explicitly stated herein, all references in this Policy to currency refer to U.S. dollars.

Total Compensation Limit - Implementation of total direct compensation limits of $750,000 for ongoing directors and $1,000,000 for newly appointed directors, conditioned upon the approval of the Company’s 2025 Equity Incentive Plan at the Company’s 2025 Annual Meeting of Shareholders

Cash Compensation (effective January 1, 2025), conditioned upon the approval of the Company’s 2025 Equity Incentive Plan at the Company’s 2025 Annual Meeting of Shareholders

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$40,000 per year for each non-employee director (“Base Retainer”);
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$40,000 per year for the Chair of the Board in addition to the Base Retainer;
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$30,000 per year for the Vice Chair of the Board (if applicable) in addition to the Base Retainer;
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$19,000 per year for the Chair of the Audit Committee, or $10,000 per year for each other member of the Audit Committee;
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$13,000 per year for the Chair of the Compensation Committee, or $7,000 per year for each other member of the Compensation Committee; and
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$10,000 per year for the Chair of the Nominating and Corporate Governance Committee, or

$5,000 per year for each other member of the Nominating and Corporate Governance Committee.

Equity Compensation

Annual grants to current directors to be granted following the approval of the Company’s 2025 Equity Incentive Plan at the Company’s 2025 Annual Meeting of Shareholders

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An option (the “Annual Option Grant”) to purchase 77,749 common shares of the Company, provided that the fair market value of the grant may not exceed $400,000 in value as measured on the date of the grant. If a grant of 77,749 common shares of the Company would exceed $400,000 in value, as measured on the date of grant, the Annual Option Grant shall be reduced to an amount equal to $400,000 in value. The Annual Grant Option vests and becomes exercisable as to 1/12 of the underlying shares on each monthly anniversary of the date of the grant, provided, that if the Company's annual meeting immediately following the date of grant takes place prior to the first anniversary of the date of grant, the Annual Grant Option will vest and become exercisable immediately prior to the Company's annual meeting following the date of grant, subject to such non-employee director’s continued service through the applicable vesting date.

Initial grants to newly appointed directors to be available for grant following approval of the Company’s 2025 Equity Incentive Plan at the Company’s 2025 Annual Meeting of Shareholders

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An initial option (the “Initial Option Grant”) to purchase 50,000 common shares of the Company, provided that the fair market value of the grant may not exceed $800,000 as measured on the date of

Exhibit 10.9

the grant. The Initial Option Grant shall vest with respect to 1/3 of the Initial Option Grant on the one-year anniversary of the grant date, with the remaining portion of the Initial Option Grant vesting in equal monthly installments thereafter, subject to such non-employee director’s continued service through the applicable vesting date